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                                EXHIBIT NO. 6.7

               AGREEMENT FOR CERTAIN SERVICES AND AMENITIES WITH
                VILLIERS CAPITAL CORPORATION DATED MAY 28, 1998.


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                                    AGREEMENT


         This Agreement is made on May 28, 1998 by and between Villiers Capital Corporation, a company organized under the laws of the State of New York and having a place of business at 570 Lexington Avenue, 45th Floor, New York, NY, 10022 ("Villiers") and Timber Resources International, Inc., a newly formed company organized under the laws of the State of Delaware ("TRI").


                                   WITNESSETH


         WHEREAS, in connection with its operations, TRI requires the assistance of Villiers with regard to office premises, and other support facilities, and services; and

         WHEREAS, Villiers has agreed to provide TRI with certain services and amenities.

         NOW, THEREFORE, in consideration of their mutual premises, Villiers and TRI hereby agree as follows:


                                    ARTICLES


         1. At the request of TRI, Villiers has agrees to provide TRI with the following services and amenities:

              (a) Office premises and other support facilities including furniture, computer and other office equipment for up to four employees.

              (b) Until such time as full time staff is engaged by TRI, Villiers shall provide receptionist, secretarial and bookkeeping services.

              (c)  Conference room facilities as required by TRI.

              (d) Telephone and telefax equipment, and local and long distance access as required by TRI.


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              (e)  Villiers shall make available to TRI introductions to other consultants, agents, and third party vendors already providing services to Villiers.

         2. As compensation for the services and amenities provided to TRI under this Agreement and as an inducement to Villiers for standing ready to provide such services, TRI shall pay Villiers $ 15,000 per month beginning June 1, 1998. Expenses may include, without limitation, rents, salaries, benefit programs and other overheads incurred by Villiers, telephone and telefax charges, travelling and subsistence expenses, printing and photocopying charges and payments to consultants, agents, and third party vendors engaged by Villiers.

         3. If Villiers in its reasonable discretion determines that additional costs, expenses and disbursements are necessary in connection with the fulfillment of its obligations under this Agreement or if such additional services and amenities are requested by TRI, Villiers shall promptly submit to TRI an invoice or statement for each such additional expense.

         4. Expenses under Articles 2 and 3 hereof, respectively, shall be paid incrementally during the term of this Agreement in such amounts and on such dates as the parties from time to time shall agree upon, provided that full payment under Articles 2 and 3 hereof for the initial term of this Agreement and, if applicable, for each renewal thereof shall be made by TRI to Villiers no later than the last business day of the initial term of this Agreement and, if applicable, of each renewal thereof.

         5. This Agreement shall be for an initial term of one (1) year from the date thereof. Thereafter, this Agreement shall automatically be renewed for successive one (1) year terms unless either party notifies the other in writing of its intent not to renew not less than thirty (30) days before the end of the initial term or the one-year renewal term.

         6. No termination of this Agreement, however brought about, shall deprive Villiers of the right to receive the fees, expenses and reimbursements contemplated by Articles 2 and 3 hereof that have then accrued but have not yet been paid to Villiers with respect to any period prior to such termination. Concurrently with termination, TRI shall pay to Villiers any such accrued but unpaid fees, expenses and reimbursements.


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         IN WITNESS WHEREOF, VILLIERS CAPITAL CORPORATION and TIMBER RESOURCES
INTERNATIONAL, INC. have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

VILLIERS CAPITAL CORPORATION


By: /s/ Anna Petinova
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Name: Anna Petinova
Title: Vice President


TIMBER RESOURCES INTERNATIONAL, INC.

By: /s/ Aziz Hirji
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Name: Aziz Hirji
Title: President


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